Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2019 Financial Results and Provides Corporate Update

Conference call scheduled for 8:30 a.m. ET today

•	IND Application Filed for Phase 2b Study of VK2809 in Biopsy-Confirmed NASH

•	Clinical Development of VK0214 for X-ALD Expected to Begin 1H20

•	Balance Sheet Remains Strong with Approximately $290 Million in Cash

SAN DIEGO, November 5, 2019 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter ended September 30, 2019, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter, and Subsequent to September 30, 2019:

“The last few months have been an exciting and productive period at Viking as we prepare for important near-term milestones,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “With respect to our thyroid receptor beta agonist VK2809, in the third quarter we completed key chronic toxicity studies to support long-term dosing in humans.  This work, along with data from completed clinical and other non-clinical studies, formed the basis of an IND application that was submitted to the FDA to initiate a Phase 2b study of VK2809 in patients with biopsy-confirmed NASH.  With respect to VK0214, our second thyroid receptor beta agonist, we continued the IND-enabling work that will allow us to initiate clinical development, including a proof-of-concept study in patients with X-ALD, in the first half of next year.  In addition to advancing our clinical programs, we’ve also maintained a tight focus on operating expenses, and ended the quarter with approximately $290 million in cash and equivalents.  We believe our current balance sheet is sufficient to see us through multiple value inflection points.”

Pipeline and Corporate Highlights

•

Investigational New Drug (IND) application filed for Phase 2b study of VK2809 in biopsy-confirmed non-alcoholic steatohepatitis (NASH).  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype, suggesting promising therapeutic potential in a range of lipid disorders, including NASH.  In September 2018, we announced positive results from a Phase 2 trial of VK2809 in patients with hypercholesterolemia and non-alcoholic fatty liver disease.  This Phase 2 trial evaluated VK2809 doses of 5 mg daily, 10 mg daily, 10 mg every other day, or placebo, for 12 weeks.  The trial achieved its key primary and secondary endpoints, demonstrating potent reductions in liver fat content and plasma lipids.

The company recently completed chronic toxicity studies to support long-term dosing of VK2809 in humans.  The results from certain of these studies, along with additional clinical and non-clinical data, formed the basis of an IND application that was recently filed with the FDA’s Division of Gastrointestinal and Inborn Errors Products (DGIEP).  A new IND is required as the existing IND is filed with the FDA’s Division of Metabolic and Endocrinology Products, while most NASH drugs are reviewed in DGIEP.  Pending clearance of the IND, the company plans to initiate a Phase 2b study of VK2809 in patients with biopsy-confirmed NASH.

•

IND-enabling work for VK0214 ongoing; Clinical studies expected to begin 1H20.  VK0214 is being evaluated as a potential treatment for X-linked adrenoleukodystrophy, or X-ALD - a devastating disease for which there is no therapeutic treatment.  X-ALD is caused by a defect in the ABCD1 peroxisomal transporter.  This defect can result in an accumulation of very long chain fatty acids in plasma and tissue, which is believed to contribute to the severe cerebral and motor neuron toxicities that are characteristic of the disease. To date, results from in vitro and in vivo studies have demonstrated that administration of VK0214 results in a significant reduction of very long chain fatty acids in both plasma and tissue, potentially leading to a therapeutic benefit.  These promising results for VK0214 were achieved through the company’s ongoing collaboration with the Kennedy Krieger Institute – one of the world’s leading X-ALD research centers. IND-enabling work for VK0214 continues to advance and the company plans to initiate a Phase 1 clinical trial in 1H20.

▪	Balance sheet remains strong with approximately $290 million in cash. Viking completed the third quarter of 2019 with $288.1 million in cash, cash equivalents, and short-term investments.

▪	Upcoming investor events. Viking management will participate in the following upcoming investor events:

William Blair Boston Innovation Day (at AASLD)

Date: November 12, 2019

Location: Boston, MA

Stifel 2019 Healthcare Conference

Dates: November 19 - 20, 2019

Location: Lotte New York Palace Hotel, New York, NY

Jefferies London Healthcare Conference

Dates: November 20 - 21, 2019

Location: Waldorf Hilton London, London UK

Biotech Showcase 2020

Dates: January 13 – 15, 2020

Location:  Hilton San Francisco Union Square, San Francisco, CA

Q3 and Nine-Month 2019 Financial Highlights

Third Quarter Ended September 30, 2019 and 2018

Research and development expenses for the three months ended September 30, 2019 were $5.3 million compared to $5.7 million for the same period in 2018.  The decrease in expenses was primarily due to decreased stock-based compensation, manufacturing for our drug candidates and clinical and pre-clinical studies, partially offset by increased expenses related to services provided by third-party consultants.

General and administrative expenses for the three months ended September 30, 2019 were $2.2 million compared to $1.7 million for the same period in 2018.  The increase in expenses was primarily due to increased stock-based compensation, services provided by third-party consultants and professional fees, partially offset by decreased expenses related to salaries and benefits.

For the three months ended September 30, 2019, Viking reported a net loss of $5.7 million, or $0.08 per share, compared to a net loss of $6.6 million, or $0.11 per share, in the corresponding period in 2018.  The decrease in net loss and net loss per share for the three months ended September 30, 2019 was primarily due to increased interest income recorded in the third quarter of 2019 versus that recorded in the same period of 2018.

Nine Months Ended September 30, 2019 and 2018

Research and development expenses for the nine months ended September 30, 2019 were $17.1 million compared to $14.0 million for the same period in 2018.  The increase in expenses was primarily due to increased manufacturing for our drug candidates, pre-clinical studies, salaries and benefits and services provided by third-party consultants, partially offset by decreased expenses related to clinical studies.

General and administrative expenses for the nine months ended September 30, 2019 were $6.7 million compared to $5.2 million for the same period in 2018.  The increase in expenses was primarily due to increased stock-based compensation, services provided by third-party consultants and professional fees.

For the nine months ended September 30, 2019, Viking reported a net loss of $18.3 million, or $0.25 per share, compared to a net loss of $16.8 million, or $0.32 per share, in the corresponding period in 2018.  The increase in net loss for the nine months ended September 30, 2019 was primarily due to the increased research and development and general and administrative expenses noted previously, partially offset by increased interest income as well as the elimination of expenses related to the change in fair value of the debt conversion feature liability due to the repayment of the Ligand Note in May 2018.  The decrease in net loss per share for the nine months ended September 30, 2019 was primarily driven by the additional weighted average shares outstanding at September 30, 2019 versus those weighted average shares outstanding at September 30, 2018, given the public equity financings that occurred during 2018.

Balance Sheet as of September 30, 2019

At September 30, 2019, Viking held cash, cash equivalents and short-term investments totaling $288.1 million and had 72,255,876 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s third quarter 2019 financial results today at 8:30 a.m. Eastern.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until November 12, 2019 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10136700.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, including non-alcoholic steatohepatitis (NASH).  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking's other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include VK0612, a first-in-class, orally available drug candidate in Phase 2 development for the treatment of type 2 diabetes as well as two earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK2809, VK0214 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance.

These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	5,279	5,687	17,108	13,951
General and administrative	2,160	1,707	6,706	5,173
Total operating expenses	7,439	7,394	23,814	19,124
Loss from operations	(7,439)	(7,394)	(23,814)	(19,124)
Other income (expense):
Change in fair value of debt conversion feature liability	—	—	—	1,398
Amortization of debt discount	—	—	—	(404)
Amortization of financing costs	(40)	(30)	(100)	(90)
Interest income, net	1,742	824	5,581	1,397
Realized gain on investments, net	6	—	4	—
Total other income, net	1,708	794	5,485	2,301
Net loss	(5,731)	(6,600)	(18,329)	(16,823)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(82)	30	580	(97)
Comprehensive loss	$(5,813)	$(6,570)	$(17,749)	$(16,920)

Basic and diluted net loss per common share	$(0.08)	$(0.11)	$(0.25)	$(0.32)
Weighted-average shares used to compute basic and diluted net loss per share	72,040	61,232	71,907	52,943

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,952	$24,779
Short-term investments – available for sale	257,120	276,741
Prepaid clinical trial and preclinical study costs	612	335
Prepaid expenses and other current assets	572	278
Total current assets	289,256	302,133
Right-of-use assets	664	—
Deferred public offering and other financing costs	173	150
Deposits	29	29
Total assets	$290,122	$302,312
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,095	$959
Other accrued liabilities	3,802	3,591
Lease liability, current	295	—
Total current liabilities	6,192	4,550
Deferred rent	—	12
Lease liability, net of current portion	438	—
Total long-term liabilities	438	12
Total liabilities	6,630	4,562
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2019 and December 31, 2018; no shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2019 and December 31, 2018; 72,255,876, and 71,742,043 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	404,581	401,090
Accumulated deficit	(121,247)	(102,918)
Accumulated other comprehensive income (loss)	157	(423)
Total stockholders’ equity	283,492	297,750
Total liabilities and stockholders’ equity	$290,122	$302,312

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com